Exhibit 10.4

PEGASYSTEMS INC.
One Rogers Street
Cambridge, MA 02142-1209 USA

Notice of Grant of Award and Award Agreement

You have been granted an award of Restricted Stock Units pursuant to the terms of the Pegasystems Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”).

If you have not yet completed the acceptance process for any of your awards, you may complete the acceptance process by (A) reviewing your award details, (B) reviewing your award documents listed in this Section B of your Online Award Acceptance (the “Award Documents”), and (C) confirming your acceptance of your award.

By accepting this award, you agree that this award is granted and governed by the terms and conditions of the Plan, this notice, and all your Award Documents listed herein and incorporated by reference. This notice, together with your Award Documents and your electronic acceptance, collectively comprise your total agreement (the “Award Agreement”).

Pegasystems Inc.

By:

Alan Trefler, Chairman and
Chief Executive Officer

Exhibit A

Notice of Grant of Award and Award Agreement for {Non-} U.S. Employees

1.    Conversion of Restricted Stock Units to Common Stock. Each restricted stock unit (“RSU”) granted in the Notice of Grant of Award and Award Agreement {for Non-U.S. Employees} (of which this Exhibit A is a part) (the “Award Agreement”) represents the right of the person receiving such grant (the “Recipient”) to receive one share of the common stock (“Common Stock”) of Pegasystems Inc. (the “Company”) subject to the vesting requirements listed in the Award Agreement and to the other terms and conditions of this Award Agreement. On each vesting date listed in the Award Agreement, the Company will issue such number of shares of Common Stock as are equal to the applicable number of RSUs vesting on such date, less such number of shares of Common Stock as are required to be withheld to satisfy Recipient’s tax withholding obligations. The Recipient shall not be entitled to receive any dividends declared on shares of Common Stock for any periods prior to the relevant vesting date, nor shall the Recipient be entitled to any dividend equivalent payouts.

2.    Vesting. RSUs will vest on the dates listed in the Award Agreement if the Recipient remains in the active employment of the Company {and/or the Recipient’s employer (the “Employer”)} in good standing from the date of grant through the applicable vesting date. RSUs will cease to vest immediately upon the cessation of Recipient’s active employment with the Company, for any reason.

3.    Recipient’s Agreement. The Recipient agrees to all the terms stated in the Award Agreement (of which this Exhibit is a part), as well as to the terms of the Plan (which shall control in case of conflict with the Award Agreement), a copy of which is attached and of which the Recipient acknowledges receipt.

4.    Withholding. The Recipient consents to fulfill all withholding obligations for all applicable payroll and income taxes with respect to the Award when they are due and arrange for satisfactory payment of all withholding obligations in a manner as set forth in Section 13(h) of the Plan. The Company may satisfy such withholding obligations by withholding such number of shares of Common Stock as are equal in value to the amount of the required withholding.

{4.      Withholding. Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Recipient acknowledges that the ultimate liability for all Tax-Related Items legally due by the Recipient is and remains the Recipient’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the RSUs, the vesting of the RSUs, the delivery of shares of Common Stock, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Recipient’s liability for Tax-Related Items.

Prior to the relevant taxable event, the Recipient shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Recipient authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Recipient from any wages or other cash compensation paid to the Recipient by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, the Recipient authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Recipient by one or a combination of the following: (i) withholding otherwise deliverable shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount; (ii) arranging for the sale of shares of Common Stock otherwise deliverable to the

Recipient (on the Recipient’s behalf and at the Recipient’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting of the Award. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Recipient is deemed to have been issued the full number of shares of Common Stock subject to the Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. The Recipient shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Recipient any shares of Common Stock pursuant to the Award if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items as described in this section.}

5.    Rights as Shareholders. The Recipient shall have no rights as a shareholder of the Company with respect to any of the RSUs until the issuance of shares of Common Stock at the time of vesting, and then only with respect to those shares of Common Stock issued.

6.    Non-Transferability. The Award may not be transferred in any manner other than as permitted in Section 13(j) of the Plan {by will or by the laws of descent and distribution}. The terms of the Award shall be binding upon the executors, administrators, heirs and successors of the Recipient.

7.    Compliance with Securities, Tax and Other Law. No shares of Common Stock may be issued if the issuance of shares would constitute a violation of any applicable federal or state securities law or any other law or valid regulation. As a condition to issuance of Common Stock, the Company may require the Recipient, or any person acquiring the right to receive the Common Stock, to make any representation or warranty that the Company deems to be necessary under any applicable securities, tax, or other law or regulation.

8.    Adjustments upon Changes in Capitalization. In the event of any change in the shares subject to the Plan or to any Award granted under the Plan by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares of Common Stock, or other change in the structure of the Company, the number of RSUs and the number of shares of Common Stock shall be appropriately adjusted by the Company and such adjustment shall be final, binding and conclusive.

9.    No Right to Employment. The granting of the Award does not confer upon the Recipient the right to continue in the service of the Company {and/or the Employer}, or affect in any way the right and power of the Company {and/or the Employer} to terminate the service of the Recipient at any time with or without assigning a reason therefor, to the same extent as the Company {and/or the Employer} might have done if the Award had not been granted.

10.    No Guarantee. The Company offers no guarantee or assurance that the Company’s stock has any value at the time of this grant or will have any value or liquidity at any future time.

11.    Standards Letter {Employment Agreement}. In consideration for this Award, the Recipient reaffirms the terms of the Recipient’s Standards Letter {Employment Agreement} with Pegasystems {the Employer}, including but not limited to the provisions {(if any)} related to competition and solicitation. The Recipient further agrees that to the extent the nature of the Company’s {Employer’s} business has evolved since the date of the Standards Letter {Employment Agreement} the covenants shall also apply to the business as evolved.

{12.    Acknowledgment of Nature of Plan and Award. In accepting the Award, the Recipient acknowledges that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded repeatedly in the past;

(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)    the Recipient’s participation in the Plan is voluntary;

(e)    the Award is an extraordinary item that does not constitute compensation for services of any kind rendered to the Company or any Related Company, and which is outside the scope of the service or employment contract, if any;

(f)    the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Company;

(g)    in the event that the Recipient is not an Employee of the Company or any Related Company, the Award and the Recipient’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Company;

(h)    the future value of the underlying shares of Common Stock is unknown and cannot be predicted with any certainty;

(i)    in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or shares of Common Stock acquired upon vesting of the Award resulting from termination of the Recipient’s service by the Company or any Related Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Recipient irrevocably releases the Company and any Related Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Award Agreement, the Recipient shall be deemed irrevocably to have waived the Recipient’s entitlement to pursue such claim;

(j)    in the event of termination of the Recipient’s service (whether or not in breach of local labor laws), the Recipient’s right to receive an Award and vest in the Award under the Plan, if any, will terminate effective as of the date that the Recipient is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Recipient is no longer actively employed for purposes of the Award;

(k)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan or the Recipient’s acquisition or sale of the underlying shares of Common Stock; and

(l)    the Recipient is hereby advised to consult with the Recipient’s personal tax, legal and financial advisors regarding the Recipient’s participation in the Plan before taking any action related to the Plan.

13.    Data Privacy Notice and Consent. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this Award Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.

The Recipient understands that the Company and the Employer may hold certain personal information about the Recipient, including, but not limited to, the Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, granted, canceled, vested, exercised, unvested or outstanding in the Recipient’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Recipient understands that Data will be transferred to a third party stock plan service provider(s) as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Recipient understands the recipients of the Data may be located in the Recipient’s country, in the United States or elsewhere, and that the data recipients’ country may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that the Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting the Recipient’s local human resources representative. The Recipient authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that Data will be held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan. The Recipient understands that the Recipient may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Recipient’s local human resources representative. The Recipient understands, however, that refusing or withdrawing the Recipient’s consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of the Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that the Recipient may contact the Recipient’s local human resources representative.}

12.    {14} Amendment and Termination of Award. The Company may amend, modify or terminate any outstanding Award, provided that the Recipient’s consent to such action shall be required unless it occurs pursuant to a Sale of the Company or the Committee determines that the action would not materially and adversely affect the Recipient.

{15.    Language. If the Recipient has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control.}

16.     Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request that the Recipient consent to participate in the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.}

13.    {17} Governing Law and Venue. The Award Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, without regard to any applicable conflicts of law provisions thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of The Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the courts of Middlesex County, Massachusetts, or the federal courts for the United States for the district of Massachusetts, and no other courts, where this Award of RSUs is made and/or to be performed.

14.    {18} Severability. In the event any one or more of the provisions of the Award Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of the Award Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

15.    {19} Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

{20.    Exhibit B. Notwithstanding any provision herein, the Recipient’s participation in the Plan shall be subject to any special terms and conditions as set forth in Exhibit B for the Recipient’s country of residence, if any. The Exhibit B constitutes part of this Award Agreement.}

{Exhibit B

To Notice of Grant of Award and Award Agreement for Non-U.S. Employees

This Exhibit B includes additional terms and conditions that govern the RSUs granted to the Recipient if the Recipient resides in the countries contained herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Notice of Grant of Award and Award Agreement for Non-U.S. Employees (of which this Exhibit B is a part) or the Plan.

This Exhibit B also includes information regarding exchange controls and certain other issues of which the Recipient should be aware with respect to the Recipient’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2009, unless otherwise notated. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Recipient not rely on the information noted herein as the only source of information relating to the consequences of the Recipient’s participation in the Plan because the information may be out of date at the time the Recipient acquires shares of Common Stock or sells shares of Common Stock the Recipient acquires under the Plan.

In addition, the information is general in nature and may not apply to the Recipient’s particular situation, and the Company is not in a position to assure the Recipient of any particular result. Accordingly, the Recipient is strongly advised to seek appropriate professional advice as to how the relevant laws in the Recipient’s country apply to the Recipient’s specific situation.

If the Recipient is a citizen or resident of another country, or is considered a resident of another country for local law purposes, the information contained in this Exhibit B may not be applicable to the Recipient.

Australia

Withholding

This provision supplements Section 8 (Withholding):

Prior to the relevant taxable event, the Recipient will provide the Company with their Australian Tax File Number (TFN) or Australian Business Number (ABN). Failure to do so will result in the requirement for the Company to withhold Australian tax at the rate of 46.5%.

Reform to the taxation of Employee share schemes

With effect from 1 July 2009, RSUs shall be taxed up front, unless there is a “real risk of forfeiture”. Where there is a “real risk of forfeiture,” RSUs shall generally be taxed at the earliest of:

•	Vesting of the award (when it is no longer subject to forfeiture)

•	Cessation of employment

•	7 years after grant

Canada

Vesting of RSUs

Income tax arises on the fair market value of the shares on vesting. No deferral election is possible for RSUs.

For further clarity, any shares issued of the Common Stock of the Company under an RSU shall be issued solely in the name of the Recipient and not in the name of any other person, including a person with whom the Recipient is dealing at non-arm’s length.

The Recipient shall receive shares of the Common Stock of the Company and under no circumstances shall the Administrator elect to have the Recipient receive cash (or any other security) in lieu of the Common Stock of the Company. To this effect, section 13(e) of the Plan (and any other similar section) do not apply in Canada.

Furthermore, at all times the Recipient should hold less than 10% of the shares of the Common Stock of the Company or any Related Company.

Withholding

The paragraphs below replace Section 4 of Exhibit A to the Award Agreement:

Generally, there are Canadian requirements to withhold source deductions on the vesting of RSUs. Although RSU benefits are considered to be remuneration subject to source deductions, Canada recognizes that requiring additional withholding from cash payments, such as normal salary, as a result of a stock benefit can create hardship for the employee. This hardship will be created when either the benefit is very large in proportion to the employee’s normal salary or the award vests later in the year. As a result, employers may make withholdings from employees’ cash remuneration to the extent possible, without imposing actual hardship. Where the non-cash benefit is the only form of income received from that employer, the employer will not be required to withhold tax on the amount of such benefits.

RSU benefits are also subject to social security taxes in Canada. These benefits are subject to Canada Pension Plan withholdings but not Employment Insurance withholdings. The province of Ontario will also levy payroll taxes to fund the Canadian health service.

The employment benefit will be reported on the Recipient T4 for the year in which the RSUs vest. The Recipient must report these amounts on his or her individual income tax return for the same year.

Acknowledgement of nature of plan

The paragraphs below replace Section 11 of Exhibit A to the Award Agreement [new or amended paragraphs are shown in italics at g and i]:

In accepting the RSU Award, the Recipient acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)	the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of RSU Awards, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

(c)	all decisions with respect to future RSUs, if any, will be at the sole discretion of the Company;

(d)	the Recipient’s participation in the Plan is voluntary;

(e)	the Award is an extraordinary item that does not constitute compensation for services of any kind rendered to the Company or any Related Company, and which is outside the scope of the employment contract, if any;

(f)	the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Company;

(g)	the Company has decided to grant Awards under the Plan to individuals who are Employees of the Company or any Related Company; and under no circumstances, the Employee should be considered a Consultant or a “non-employee Officer or non-employee Director” of the Company or any Related Company;

(h)	the future value of the underlying shares of Common Stock is unknown and cannot be predicted with any certainty;

(i)	at all times the Recipient should hold less than 10% of the shares of the Common Stock of the Company or any Related Company;

(j)	in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or shares of Common Stock acquired resulting from termination of the Recipient’s service by the Company or any Related Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Recipient irrevocable releases the Company and any Related Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Award Agreement, the Recipient shall be deemed irrevocably to have waived the Recipient’s entitlement to pursue such claim;

(k)	in the event of termination of the Recipient’s service (whether or not in breach of local labor laws), the Recipient’s right to receive an Award and vest in the Award under the Plan, if any, will terminate effective as of the date that the Recipient is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Recipient is no longer actively employed for purposes of the Award;

(l)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan or the Recipient’s acquisition or sale of the underlying shares of Common Stock; and

(m)	the Recipient is hereby advised to consult with their personal tax, legal and financial advisors regarding the employee’s participation in the Plan before taking any action related to the Plan.

France

This information is correct as of February 2016.

Language Consent

By accepting the Award, the Recipient confirms having read and understood the documents relating to this grant (the Plan, the French RSU Plan and this Agreement) which were provided in English language. The Participant accepts the terms of those documents accordingly.

En acceptant l’attribution conditionnelle des actions, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le French RSU Plan et le présent Contrat) qui ont été communiqués en langue anglaise. Vous acceptez ainsi les termes en connaissance de cause.

Sale of the shares

The Shares held by a French Participant pursuant to a RSU shall not be sold by the latter during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as interpreted by the French administrative guidelines.

The term “Closed Period” shall mean a closed period as set forth in Section L. 225-197-1 of the French Commercial Code, as amended, which is as follows:

•	ten (10) or more quotation days preceding and 3 quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

•	any period during which the corporate management of the Company (i.e., those involved in the governance of the Company, such as the Board, Committee, supervisory directorate, etc.) possess confidential information which could, if disclosed to the public, significantly impact the trading price of the Common Stock, until ten (10) quotation days after the day such information is disclosed to the public.

French Tax Regime

The Recipient is solely responsible for reporting the gain from the sale of Shares pursuant to the vesting of an RSU in his annual personal income tax return and for paying the related income tax.

The gain is subject to income tax with progressive tax rates. The taxable gain may be reduced by a tax allowance depending on the number of years between the Vesting Date and the date when the Shares are sold:

•	50% between 2 and under 8 years,

•	65 % as from 8 years.

The gain is subject to social taxes at the current rate of 15.5 % on 100% of the gain (the social tax at 5.1% is tax deductible from the taxable income of the following year).

Exchange Control Information

If the Recipient retains Shares outside of France or maintains a foreign bank account, the Recipient is required to report such to the French tax authorities when filing his or her annual tax return.

Germany

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Recipient uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of shares of Common Stock acquired under the Plan, the bank will make the report for the Recipient. In addition, the Recipient must report any receivables or payables or debts in foreign currency exceeding €5,000,000 on a monthly basis.

Hong Kong

Obligation to report the RSUs to the tax authority

The Recipient is obliged to declare the gains realized in relation to RSUs to the Hong Kong Inland Revenue Department (“IRD”) in their Individual Tax Return for the relevant year of assessment. If the Recipient is eligible to lodge any offshore non-taxable claim on RSU gains, the Recipient is required to lodge such claim in their Individual Tax Return. Therefore, it is the Recipient’s responsibility to prove to the satisfaction of the IRD on their non-taxable claim lodged with documentary evidence in support.

The IRD has issued the revised Departmental Interpretation and Practice Note (“DIPN”) No. 38 regarding the employee share-based benefits in March 2008 which has expressed the IRD’s view on the timing and taxability of the share award benefits. This sets a general guideline for taxpayers in ascertaining the tax treatment of their share award benefits. DIPN is not legally binding and not a rule of law and the revised DIPN No. 38 may not cover every type of share award benefit. Participants should take individual tax advice on their share award benefits.

Reporting requirement

Upon the commencement of Hong Kong employment/assignment of the Recipient, the employer (the “Employer”) is obliged to file the Commencement Notice (Form IR 56E) for reporting the term of employment and RSU details to the IRD within 3 months from the date of commencement of employment. Annual Employer’s Return (Form IR 56B) is required to be filed to the IRD by end of April to report the remuneration paid/accrued to the Recipient, including the RSU gains, for each year ended 31 March. Further to the filing of the said Forms, the IRD will normally create a tax file for the Recipient and issue the annual Individual Tax Return to the Recipient (usually in May) to ascertain their tax position. If there is no Individual Tax Return issued by the IRD to the Recipient for reporting the RSU gain in the year of award or of vesting, as appropriate, the Recipient is obliged to voluntarily inform the IRD on this tax chargeability arising from the exercise as well as other Hong Kong taxable employment income within four months after the end of the basis period during which the year of assessment is concerned (i.e. the informing deadline is 31 July given the fiscal year ends on 31 March).

Leaving Hong Kong

If the RSU benefit is taxable in Hong Kong even if it is received after the Recipient permanently departs from Hong Kong, the Employer should report the RSU gains by filing the Departure Notice (Form IR 56G) and provide a copy for the Recipient. The Recipient also needs to discharge their voluntary informing chargeability obligation as mentioned above not later than 4 months after the end of the year of assessment in which the RSU gains are derived. Even if the Employer fails to submit the Departure Notice to report the taxable RSU gain, the Recipient still needs to comply with his or her own reporting obligation.

Withholding

The paragraphs below supplement Section 4 (Withholding) of Exhibit A to the RSU Award Agreement.

The Employer is not required to withhold the Recipient’s share gains unless the Recipient permanently departs from Hong Kong. The Employer is statutorily required to withhold money payment from the Recipient for a period of one month after the Departure Notification (Form IR 56G) was filed to the IRD, unless consent (by the issue of a Letter of Release to the employer with a copy to the Recipient after they have settled all their tax liabilities) is given by the IRD. If the Recipient derives share gains and there is money paid to them by the Employer, the Employer has the withholding obligation.

To facilitate finalizing the salary-related tax liabilities prior to permanent departure, the Recipient is allowed, as a concession, to elect to have the tax liabilities finalized on the basis of a deemed vesting of the share awards. The Recipient may elect to be assessed on either (i) the deemed value on a day within 7 days before the submission of the Recipient’s tax return for the final year of assessment in which the Recipient departs or (ii) the deemed value on the date of departure if the election is made within 3 months from the date of permanent departure from Hong Kong.

Once an election is accepted by the IRD and the assessment is made accordingly, the election cannot be withdrawn. A subsequent request to revise the assessment will not be entertained unless the assessment is objected to within the statutory time allowed for objection.

If the actual share award gain is higher than the amount assessed under deemed vesting, the IRD has indicated in DIPN No. 38 that it will not seek to increase the assessment for the sole reason that the value upon vesting has increased.

India

No country specific terms and conditions apply.

Italy

This information is correct as of August 2011.

Purpose

The Plan is discretionary in nature and is offered only to individual employees and/or specific categories of employees.

Nature of Plan

This provision supplements Section 11 (Acknowledgement of Nature of Plan and Award) of Exhibit A to the Award Agreement:

The Recipient understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Related Company. Consequently, the Recipient understands that the RSU is granted on the assumption and condition that the RSU and any shares of Common Stock acquired upon vesting of the RSU are not a part of any employment contract (either with the Company or any Related Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Recipient understands that the Recipient will not be entitled to continue vesting in any RSU once the Recipient’s service with the Company or any Related Company ceases. In addition, the Recipient understands that this award would not be made to the Recipient but for the assumptions and conditions referred to above; thus, the Recipient acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the RSU shall be null and void.

It is a condition of participation in the Plan that the Recipient expressly agrees to the terms of the Plan, including the provisions in this Exhibit B.

RSUs Payable Only in Shares of Common Stock

Notwithstanding any discretion in the Plan or anything contrary in the Award Agreement, if the Recipient is resident in Italy, the award of RSUs does not provide any right for the Recipient to receive a cash payment and the RSUs are payable in shares of Common Stock only.

Securities Reporting

Individuals in Italy are required to report assets held abroad on their annual tax returns (Form RW) if the value of such assets exceeds 10,000 Euros at the end of the calendar year. The Italian tax authorities have taken the position that vested RSUs in a foreign company are considered ‘assets held abroad’.

Employees must therefore also report vested RSUs in their annual tax returns (Form Unico, Schedule RW) if the threshold is exceeded.

In addition, employees must report in Section III of Form RW the transfer of money exceeding 10,000 Euros:

•	From Italy to another jurisdiction;

•	From another jurisdiction to Italy;

•	Between non-Italian jurisdictions, if the transfer relates to investments held overseas.

This also applies to transfers to countries that have adopted the Euro.

Japan

This information is correct as of August 2009.

Exchange Control Information

Although there are no restrictions on the transfer of funds outside Japan, certain reporting obligations to the tax authorities or the Ministry of Finance may be required.

Recipients must notify the Ministry of Finance of share purchases in excess of 30,000,000 Yen. An additional notification is required for purchase of shares with a value in excess of 100,000,000 Yen.

Japanese banks including Japanese branches of foreign banks have to report transfers of funds of more than 1,000,000 Yen in and out of Japan to the government automatically. Sometimes the tax authorities check individual tax returns to these records.

Netherlands

By participating in the Plan the Recipient acknowledges that his or her Award can cease to vest on termination of employment under the terms of the Plan. It is a condition of participation in the Plan that the Recipient agrees to these terms.

Poland

Securities reporting

If the Recipient holds more than €10,000 of foreign securities (including following the grant of Awards) the Recipient must declare details of the shares (whether or not the shares have vested) to the National Bank of Poland. The form of declaration must be submitted within 30 days of the end of the year.

Russia

This information is correct as of August 2011.

RSUs Payable Only in Shares of Common Stock

Notwithstanding any discretion in the Plan or anything contrary in the Award Agreement, if the Recipient is resident in Russia, the award of RSUs does not provide any right for the Recipient to receive a cash payment and the RSUs are payable in shares of Common Stock only.

Exchange Control Information

The Recipient has a reporting obligation to inform the Russian tax authorities of any bank accounts opened outside of Russia (This applies to Russian national employees only).

Singapore

Leaving Singapore

With effect from January 1, 2003, Recipients who are foreign citizens or are Singapore Permanent residents leaving Singapore permanently are taxed on a “deemed exercise” basis for any options or units or shares granted or issued during Singapore employment. This would also include any unvested or restricted options or units or shares granted whilst exercising employment in Singapore.

As per the deemed exercise rule, all Awards, units, or stock which have been granted during Singapore employment are deemed to have been exercised, irrespective whether the Awards have vested or not. The taxable value is the fair market value (which would be the fair market value one month prior to the date of departure).

Director withholding

Independent Directors who are Non Resident in Singapore and have received Awards by virtue of their being on the Board of the Singapore Company will be subject to tax in Singapore and liable for tax withholding.

Spain

This provision supplements Section 11 (Acknowledgment of Nature of Plan and Award) of Exhibit A to the Award Agreement:

In accepting the RSUs, the Recipient consents to participation in the Plan and acknowledges that the Recipient has received a copy of the Plan.

The Recipient understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Related Company. Consequently, the Recipient understands that the RSUs are granted on the assumption and condition that the RSUs and any shares of Common Stock acquired upon vesting of the RSUs are not a part of any employment contract (either with the Company or any Related Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Recipient understands that the Recipient will not be entitled to continue vesting in any RSUs once the Recipient’s employment with the Company or any Related Company ceases. In addition, the Recipient understands that this grant would not be made to the Recipient but for the assumptions and conditions referred to above; thus, the Recipient acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the RSUs shall be null and void.

Exchange Control Information

The Recipient must declare the acquisition of shares of Common Stock to the Dirección General de Política Comercial e Inversiones Exteriores (the DGPCIE) of the Ministerio de Economía for statistical purposes.

As the shares are listed on a stock exchange the acquisition will be filled in a form D-5B. The form will be declared to the Registro de Inversiones of the Dirección General de Política Comercial e Inversiones Exteriores of the Ministerio de Industria, Turismo y Comercio.

The Recipient must also declare ownership of any shares of Common Stock with the Directorate of Foreign Transactions each January whilst the shares of Common Stock are owned in the following cases:

•	The shares of the company are listed on the stock exchange.

•	The shareholding in the company has to be at least 10% or more.

•	The investment is more than 1,502,530.26 Euros.

Foreign currency payments (i.e., dividends or sale proceeds) have to be declared when the amount exceeds 6,010.12 Euros on form B3.

The information provided to the financial institution is the following:

•	The Recipient’s name, address, and fiscal identification number

•	Non resident’s name, address and fiscal identification number.

•	The amount of the payment, payment method, currency of origin and value in euros.

•	The reasons for the payment.

A payment is made by bank transfer the following information should be provided to the financial institution when the amount exceeds 50,000 Euros:

•	Resident name, address and fiscal identification number.

•	Non resident name, address and fiscal identification number.

•	The amount, currency of origin and value of payment in euros.

•	The reason for the payment.

Sweden

No country specific terms and conditions apply.

United Kingdom

RSUs Payable Only in Shares of Common Stock

Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, if the Recipient is resident and ordinarily resident in the United Kingdom, the grant of RSUs does not provide any right for the Recipient to receive a cash payment and the RSUs are payable in shares of Common Stock only.

Withholding

The paragraphs below replace Section 4 (Withholding) of Exhibit A to the Award Agreement:

Regardless of any action the Company or the Recipient’s employer (the “Employer”) takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting, release or assignment of any RSUs subject to the Award (“Tax-Related Items”), the Recipient acknowledges that the ultimate liability for all Tax-Related Items legally due by the Recipient is and remains the Recipient’s responsibility. Furthermore, the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the delivery of shares of Common Stock, the subsequent sale of any shares of Common Stock acquired under the Plan and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Recipient’s liability to Tax-Related Items.

As a condition of any RSUs subject to the Award vesting and the issuance of shares of Common Stock in payment of the RSUs, the Company and/or the Employer shall be entitled to withhold, and the Recipient agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items by the Due Date, which is 90 days, or such other period as required under U.K. law, after the event giving rise to the Tax-Related Items (the “Chargeable Event”). In this regard, except as provided in the next sentence, such payment shall be made by means of the Company withholding and/or reacquiring a number of shares of Common Stock issued in payment of (or otherwise issuable in payment of, as the case may be) the RSUs having a Fair Market Value equal to the amount of Tax-Related Items that the Company determines it or the Employer is required to account to HMRC under applicable tax laws with respect to the RSUs (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event that the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such obligation in such method, the Company and/or the Company may satisfy its entitlement to withhold under this Award Agreement by either or a combination of the following methods: (i) by requiring the Recipient to pay such amount in cash or check; and/or (ii) by deducting such amount out of any other compensation otherwise payable to the Recipient. For these purposes, the Fair Market Value of the shares of Common Stock to be withheld or repurchased, as applicable, shall be determined on the date that Tax-Related Items are to be determined.

The Recipient shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made by the Due Date, the Recipient agrees that the amount of any uncollected Tax-Related Items shall (assuming the Recipient is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)), constitute a loan owed by the Recipient to the Employer, effective on the Due Date. The Recipient agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under Applicable Laws or if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the shares of Common Stock acquired under the Plan.

Joint Election

As a condition of the Recipient’s participation in the Plan and the vesting of the RSUs, the Recipient agrees to accept any liability for secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items. To accomplish the foregoing, the Recipient agrees to execute a joint election with the Company (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to the Recipient. The Recipient further agrees to execute such other joint elections as may be required between the Recipient and any successor to the Company and/or the Employer. If the Recipient does not enter into the Election when the Recipient accepts the Award Agreement or when otherwise requested by the Company and/or Employer, or if the Election is revoked at any time by HMRC, the RSUs will cease vesting and become null and void, and no shares of Common Stock will be acquired under the Plan, unless the Recipient agrees to pay an amount equal to the Employer’s Liability to the Company, the Employer and/or any Related Company. The Recipient further agrees that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in the Withholding section of the Award Agreement.}